                                                                    EXHIBIT 99.7



                            [HEALTH CARE REIT LOGO]




F O R   I M M E D I A T E   R E L E A S E


                                                  OCTOBER 15, 2002
                                                  FOR MORE INFORMATION CONTACT:
                                                  RAY BRAUN - (419) 247-2800
                                                  MIKE CRABTREE - (419) 247-2800



                     HEALTH CARE REIT, INC. REPORTS 11% FFO
                        GROWTH IN THIRD QUARTER RESULTS;
                            DECLARES REGULAR DIVIDEND


Toledo, Ohio, October 15, 2002........HEALTH CARE REIT, INC. (NYSE/HCN) today announced operating results for its third quarter of 2002. The company continues to meet its financial and operational expectations.

"Once again we are pleased to report the progress we have made during the quarter towards achieving several of our stated goals," commented George L. Chapman, chief executive officer. "As previously stated, reducing the payout ratio to the mid 80 percent level has been one of our priorities, and we attained this goal due to the 11% increase in FFO over the third quarter of 2001. We also made gross investments of $105 million, completed our revolving line of credit renewal and issued $150 million of senior notes. In addition, we increased our master lease portfolio to 85 percent and obtained a positive outlook from Moody's. Our new investments included three new operators. Given the considerable acquisition opportunities that are presently available in the market, we are raising our 2003 guidance to $2.82 to $2.87. We expect gross investments of $250 to $300 million over the next two quarters with net investments of $150 to $200 million."

The Board of Directors declared a dividend for the quarter ended September 30, 2002, of $0.585 per share. The dividend represents the 126th consecutive dividend payment. The dividend will be payable November 20, 2002, to stockholders of record on October 31, 2002.


SUMMARY OF THIRD QUARTER RESULTS
--------------------------------
(In thousands, except per share numbers)

--------------------------------------------------------------------------------
                                           THREE MONTHS ENDED THREE MONTHS ENDED
                                           SEPTEMBER 30, 2002 SEPTEMBER 30, 2001
--------------------------------------------------------------------------------
Revenues                                        $42,373            $33,413
--------------------------------------------------------------------------------
Net Income Available to Common Stockholders     $16,885            $13,591
--------------------------------------------------------------------------------
Funds From Operations (FFO)                     $26,664            $20,090
--------------------------------------------------------------------------------
Net Income Per Diluted Share                     $0.43              $0.41
--------------------------------------------------------------------------------
FFO Per Diluted Share                            $0.68              $0.61
--------------------------------------------------------------------------------
Dividend Per Share                              $0.585             $0.585
--------------------------------------------------------------------------------
FFO Payout Ratio                                  86%                96%
--------------------------------------------------------------------------------

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3Q02 EARNINGS RELEASE                                           OCTOBER 15, 2002
--------------------------------------------------------------------------------


Funds from operations (FFO), the generally accepted measure of operating performance for the real estate investment trust industry, totaled $26.7 million, or $0.68 per diluted share, for the third quarter of 2002, compared with $20.1 million, or $0.61 per diluted share, for the same period in 2001.

SUMMARY OF YEAR TO DATE RESULTS
-------------------------------
(In thousands, except per share numbers)

--------------------------------------------------------------------------------
                                            NINE MONTHS ENDED  NINE MONTHS ENDED
                                           SEPTEMBER 30, 2002 SEPTEMBER 30, 2001
--------------------------------------------------------------------------------
Revenues                                        $118,046            $96,091
--------------------------------------------------------------------------------
Net Income Available to Common Stockholders      $42,888            $37,163
--------------------------------------------------------------------------------
Funds From Operations (FFO)                      $71,795            $57,285
--------------------------------------------------------------------------------
Net Income Per Diluted Share                      $1.18              $1.22
--------------------------------------------------------------------------------
FFO Per Diluted Share                             $1.97              $1.89
--------------------------------------------------------------------------------
Dividend Per Share                               $1.755             $1.755
--------------------------------------------------------------------------------
FFO Payout Ratio                                   89%                93%
--------------------------------------------------------------------------------

FFO totaled $71.8 million, or $1.97 per diluted share for the nine months ended September 30, 2002, compared with $57.3 million, or $1.89 per diluted share, for the same period in 2001.

The company had a total outstanding debt balance of $639.5 million at September 30, 2002, as compared with $416.1 million in third quarter 2001, and stockholders' equity of $879.6 million, which represents a debt to total capitalization ratio of 42 percent. The company's coverage ratio of EBITDA to interest was 3.76 to 1.00 for the twelve months ended September 30, 2002.

PORTFOLIO UPDATE. The portfolio results met the company's expectations. The seasoning of the assisted living portfolio is on target. The company ended the quarter with 16 assisted living facilities remaining in fill-up, representing 9 percent of revenues. Four assisted living facilities, representing 4 percent of revenues, have occupancy less than 50 percent.

OUTLOOK FOR 2002 & 2003. Based upon the investment activity through the third quarter, the company expects to report FFO in the range of $2.65 to $2.67 per share for the full year 2002 and $2.82 to $2.87 for the year 2003.

CONFERENCE CALL INFORMATION. Health Care REIT, Inc. has scheduled a conference call on October 15, 2002, at 3:00 PM EST to discuss its third quarter 2002 performance, industry trends, portfolio performance, and its outlook for the remainder of 2002. To participate on the webcast, log on to www.hcreit.com or www.ccbn.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days through the same websites.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily skilled nursing facilities and assisted living facilities. At September 30, 2002, the company had investments in 237 health care facilities in 33 states and had total assets of approximately $1.5 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.

This document and supporting schedules may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern the possible expansion of our portfolio; the performance of our operators and properties; our ability to obtain new viable tenants for properties which we take back from financially troubled tenants, if any; our ability to make distributions; our policies and plans regarding investments, financings and other matters; our tax status as a real estate investment trust; our ability to appropriately balance the use of debt and equity; and our ability to access capital markets or other sources of funds. When we use words such as "believes", "expects", "anticipates", or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be

3Q02 EARNINGS RELEASE                                           OCTOBER 15, 2002
--------------------------------------------------------------------------------


achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including: the status of the economy; the status of capital markets, including prevailing interest rates; compliance with and changes to regulations and payment policies within the health care industry; changes in financing terms; competition within the health care and senior housing industries; and changes in federal, state and local legislation. Finally, we assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

                           FINANCIAL SCHEDULES FOLLOW

                                      #####

3Q02 EARNINGS RELEASE                                           OCTOBER 15, 2002
--------------------------------------------------------------------------------

                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT



CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(AMOUNTS IN THOUSANDS)

                                                            SEPTEMBER 30
                                                    ---------------------------
                                                        2002           2001
                                                    ---------------------------
ASSETS
Real estate investments:
  Real property owned
    Land                                            $   105,480     $    79,861
    Buildings & improvements                          1,187,408         836,867
    Construction in progress                             12,791           8,995
                                                    -----------     -----------
                                                      1,305,679         925,723
    Less accumulated depreciation                      (102,286)        (71,564)
                                                    -----------     -----------
    Total real property owned                         1,203,393         854,159

Loans receivable
    Real property loans                                 236,046         234,886
    Subdebt investments                                  23,057          23,426
                                                    -----------     -----------
                                                        259,103         258,312
Less allowance for losses on loans receivable            (7,611)         (6,611)
                                                    -----------     -----------
                                                        251,492         251,701
                                                    -----------     -----------
    Net real estate investments                       1,454,885       1,105,860

Other assets:
    Equity investments                                    7,215           6,585
    Deferred loan expenses                                9,708           7,266
    Cash and cash equivalents                            21,440          43,564
    Receivables and other assets                         36,255          32,012
                                                    -----------     -----------
                                                         74,618          89,427
                                                    -----------     -----------
TOTAL ASSETS                                        $ 1,529,503     $ 1,195,287
                                                    ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Borrowings under line of credit obligations     $    72,600     $         0
    Senior unsecured notes                              515,000         412,250
    Secured debt                                         51,937           3,801
    Accrued expenses and other liabilities               10,324          16,250
                                                    -----------     -----------
Total liabilities                                       649,861         432,301

Stockholders' equity:
    Preferred stock                                     127,500         150,000
    Common stock                                         39,057          32,490
    Capital in excess of par value                      764,261         603,705
    Cumulative net income                               565,321         499,579
    Cumulative dividends                               (612,365)       (518,501)
    Accumulated other comprehensive income                 (370)           (873)
    Unamortized restricted stock                         (3,762)         (3,414)
                                                    -----------     -----------
TOTAL STOCKHOLDERS' EQUITY                              879,642         762,986
                                                    -----------     -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $ 1,529,503     $ 1,195,287
                                                    ===========     ===========

3Q02 EARNINGS RELEASE                                           OCTOBER 15, 2002
--------------------------------------------------------------------------------

                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT



CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                       THREE MONTHS ENDED   NINE MONTHS ENDED
                                          SEPTEMBER 30        SEPTEMBER 30
                                       ------------------  --------------------
                                         2002     2001       2002       2001
                                       ------------------  --------------------

Revenues:
      Operating lease rents            $34,407  $ 24,436   $  94,880   $ 68,266
      Interest income                    7,127     7,187      21,022     23,974
      Commitment fees and other income     839       934       2,144      2,861
      Prepayment fees                        0       856           0        990
                                       -------  --------   ---------   --------
Gross revenues                          42,373    33,413     118,046     96,091

Expenses:
      Interest expense                   9,990     7,353      29,537     22,562
      Provision for depreciation        10,158     6,969      27,916     20,195
      General and administrative         2,496     2,070       7,040      5,956
      Loan expense                         599       447       1,756      1,212
      Impairment of assets                   0         0         550          0
      Provision for losses                 250       250         750        750
                                       -------  --------   ---------   --------
Total expenses                          23,493    17,089      67,549     50,675
                                       -------  --------   ---------   --------

Income from continuing operations and
    before extraordinary item           18,880    16,324      50,497     45,416

Discontinued operations:
      Gain on sale of properties           439       101         584        124
      Income from discontinued
           operations, net                 444       755       1,806      1,964
                                       -------  --------   ---------   --------
                                           883       856       2,390      2,088
                                       -------  --------   ---------   --------
Income before extraordinary item        19,763    17,180      52,887     47,504

Loss on extinguishment of debt               0      (213)       (403)      (213)
                                       -------  --------   ---------   --------
Net income                              19,763    16,967      52,484     47,291

Preferred dividends                      2,878     3,376       9,596     10,128
                                       -------  --------   ---------   --------
Net income available to
    common stockholders                $16,885  $ 13,591   $  42,888   $ 37,163
                                       =======  ========   =========   ========

Average number of common shares
    outstanding:
      Basic                             38,628    32,205      35,695     29,946
      Diluted                           39,324    32,763      36,451     30,358

Net income per share:
      Basic                            $  0.44  $   0.42   $    1.20   $   1.24
      Diluted                             0.43      0.41        1.18       1.22

Funds from operations:                 $26,664  $ 20,090   $  71,795   $ 57,285

Funds from operations per share:
      Basic                            $  0.69  $   0.62   $    2.01   $   1.91
      Diluted                             0.68      0.61        1.97       1.89

Dividends per share                    $ 0.585  $  0.585   $   1.755   $  1.755

3Q02 EARNINGS RELEASE                                           OCTOBER 15, 2002
--------------------------------------------------------------------------------

HEALTH CARE REIT, INC.
FINANCIAL SUPPLEMENT - SEPTEMBER 30, 2002

-----------------------------------------------------------------------------------------------------------------------

      PORTFOLIO COMPOSITION ($000'S)                                                                          EXHIBIT 1
      ------------------------------

      BALANCE SHEET DATA                     # Properties        # Beds/Units         Balance            % Balance
                                         ------------------------------------------------------------------------------
         Real Property                            207               18,146          $ 1,203,393             82%
         Loans Receivable                          30                3,778              236,046             16%
         Subdebt Investments                        0                    0               23,057              2%
                                         ------------------------------------------------------------------------------
         Total Investments                        237               21,924          $ 1,462,496            100%

      INVESTMENT DATA                       # Properties         # Beds/Units      Investment (1)       % Investment
                                         ------------------------------------------------------------------------------
         Assisted Living Facilities               154               10,396          $   845,797             57%
         Skilled Nursing Facilities                75               10,202              523,668             36%
         Specialty Care Facilities                  8                1,326              103,891              7%
                                         ------------------------------------------------------------------------------
         Real Estate Investments                  237               21,924          $ 1,473,356            100%

      INVESTMENT BY OWNER TYPE              # Properties         # Beds/Units      Investment (1)       % Investment
                                         ------------------------------------------------------------------------------
         Publicly Traded                           58                3,106          $   207,548             14%
         Key Private                               84                9,113              654,569             44%
         Privately Held                            95                9,705              611,239             42%
                                         ------------------------------------------------------------------------------
         Real Estate Investments                  237               21,924          $ 1,473,356            100%


NOTES: (1) REAL ESTATE INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND
           CREDIT ENHANCEMENTS WHICH AMOUNTED TO $1,462,496,000 AND $10,860,000,
           RESPECTIVELY.

-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------

REVENUE COMPOSITION ($000'S)                                                                                  EXHIBIT 2
----------------------------

                                             Three Months Ended                       Nine Months Ended
                                             September 30, 2002                       September 30, 2002
                                     -------------------------------------   -------------------------------------
REVENUE BY INVESTMENT TYPE (1)
    Real Property                          $ 36,332             83%               $ 100,003             82%
    Loans Receivable & Other                  6,681             15%                  20,493             17%
    Subdebt Investments                         761              2%                   1,506              1%
                                     -------------------------------------   -------------------------------------
    Total                                  $ 43,774            100%               $ 122,002            100%

REVENUE BY FACILITY TYPE (1)
    Assisted Living Facilities             $ 27,557             63%               $  77,256             63%
    Skilled Nursing Facilities               14,257             33%                  40,158             33%
    Specialty Care Facilities                 1,960              4%                   4,588              4%
                                     -------------------------------------   -------------------------------------
    Total                                  $ 43,774            100%               $ 122,002            100%

REVENUE BY OWNER TYPE (1)
    Publicly Traded                        $  7,863             18%               $  24,600             20%
    Key Private                              20,259             46%                  56,029             46%
    Privately Held                           15,652             36%                  41,373             34%
                                     -------------------------------------   -------------------------------------
    Total                                  $ 43,774            100%               $ 122,002            100%


NOTES: (1) REVENUES INCLUDE GROSS REVENUES, GAIN ON SALES, AND REVENUES FROM
           DISCONTINUED OPERATIONS.
-----------------------------------------------------------------------------------------------------------------------

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3Q02 EARNINGS RELEASE                                           OCTOBER 15, 2002
--------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------

      REVENUE COMPOSITION (CONTINUED) ($000'S)                                                                EXHIBIT 3
      ----------------------------------------

      OPERATING LEASE EXPIRATIONS & LOAN MATURITIES


                                  Current Lease            Current Interest        Interest and
             Year                  Revenue (1)                Revenue (1)          Lease Revenue         % of Total
      ------------------------------------------------------------------------------------------------------------------
             2002                    $       0                $    905               $     905                1%
             2003                        3,670                       0                   3,670                2%
             2004                          410                   2,974                   3,384                2%
             2005                            0                   5,077                   5,077                3%
             2006                        5,044                   5,336                  10,380                6%
          Thereafter                   124,688                  13,687                 138,375               86%
                            --------------------------------------------------------------------------------------------
             Total                   $ 133,812                $ 27,979               $ 161,791              100%


NOTES: (1) REVENUE IMPACT BY YEAR, ANNUALIZED.
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------

      COMMITTED INVESTMENT BALANCES                                                                             EXHIBIT 4
      ------------------------------
      ($000'S EXCEPT INVESTMENT PER BED/UNIT)

                                                                                   Committed              Investment
                                            # Properties       # Beds/Units        Balance (1)           per Bed/Unit
                                        -------------------------------------------------------------------------------
      Assisted Living Facilities                 154               10,396          $   868,113             $ 83,505
      Skilled Nursing Facilities                  75               10,202              522,223               51,188
      Specialty Care Facilities                    8                1,326              125,966               94,997
                                        -------------------------------------------------------------------------------
      Total                                      237               21,924          $ 1,516,302               -na-


NOTES: (1) COMMITTED BALANCE INCLUDES GROSS REAL ESTATE INVESTMENTS, CREDIT
           ENHANCEMENTS AND UNFUNDED COMMITMENTS FOR WHICH INITIAL FUNDING HAD
           COMMENCED.

-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------

OPERATOR CONCENTRATION ($000'S)                                                                                 EXHIBIT 5
-------------------------------


CONCENTRATION BY INVESTMENT                         # Properties           Investment             % Investment
                                            ----------------------------------------------------------------------
    Commonwealth Communities                             10                 $ 145,930                 10%
    Merrill Gardens                                      20                   145,409                 10%
    Home Quality Management                              19                   114,932                  8%
    Alterra Healthcare                                   45                   107,081                  7%
    Life Care Centers of America, Inc.                   16                   101,289                  7%
    Remaining Operators                                 127                   858,715                 58%
                                            ----------------------------------------------------------------------
    Total                                               237               $ 1,473,356                100%

CONCENTRATION BY REVENUE                            # Properties           Revenue (1)             % Revenue
                                            ----------------------------------------------------------------------
    Merrill Gardens                                      20               $    13,073                 11%
    Alterra Healthcare                                   45                    10,995                  9%
    Commonwealth Communities                             10                    10,679                  9%
    Home Quality Management                              19                    10,176                  8%
    Life Care Centers of America, Inc.                   16                     7,212                  6%
    Remaining Operators                                 127                    69,867                 57%
                                            ----------------------------------------------------------------------
    Total                                               237                 $ 122,002                100%


NOTES: (1) NINE MONTHS ENDED SEPTEMBER 30, 2002.

-------------------------------------------------------------------------------------------------------------------------

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3Q02 EARNINGS RELEASE                                           OCTOBER 15, 2002
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

      SELECTED FACILITY DATA                                                                                    EXHIBIT 6
      ----------------------

                                                                                                Coverage Data
                                                               % Payor Mix             --------------------------------
                                                      ---------------------------------   Before            After
                                           Census        Private           Medicare      Mgt. Fees        Mgt. Fees
                                       --------------------------------------------------------------------------------
      Assisted Living Facilities            86%            100%               0%           1.32x            1.12x
      Skilled Nursing Facilities            84%            21%               15%           1.77x            1.33x
      Specialty Care Facilities             65%            15%               31%           2.57x            1.97x
                                                                                       --------------------------------
                                                                        Weighted Averages  1.58x            1.28x

-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------

      CREDIT SUPPORT ($000'S)                                                                                   EXHIBIT 7
      -----------------------

                                               Balance          % Investment
                                       -------------------------------------------------------------
      Cross Defaulted                      $   1,408,301        96% of gross real estate investments
      Cross Collateralized                       192,121        81% of loans receivable
      Master Leases                            1,024,811        85% of real property owned

      CURRENT CAPITALIZATION ($000'S)                                              LEVERAGE & PERFORMANCE RATIOS
      -------------------------------                                         -----------------------------------------

                                               Balance          % Balance
                                       ----------------------------------
      Borrowings Under Bank Lines          $      72,600         5%           Debt/Total Book Cap            42%
      Long-Term Debt Obligations                 566,937        37%           Debt/Total Mkt. Cap            35%
      Stockholders' Equity                       879,642        58%           Interest Coverage        3.94x 3rd Qtr.
                                         --------------------------------                              3.76x L12M
         Total Book Capitalization         $   1,519,179       100%
                                                                              FFO Payout Ratio         86% 3rd Qtr.
                                                                                                       90% L12M
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------

      DEBT MATURITIES AND PRINCIPAL PAYMENTS ($000'S)                                                           EXHIBIT 8
      -----------------------------------------------

               Year             Lines of Credit (1)       Senior Notes         Secured Debt (1)            Total
      -----------------------------------------------------------------------------------------------------------------
               2002                  $       0              $       0             $     271              $     271
               2003                     25,000                      0                   400                 25,400
               2004                          0                 40,000                64,474                104,474
               2005                    175,000                      0                   862                175,862
               2006                          0                 50,000                   398                 50,398
               2007                          0                175,000                   430                175,430
               2008                          0                100,000                   464                100,464
            Thereafter                       0                150,000                44,638                194,638
                             ------------------------------------------------------------------------------------------
              Total                  $ 200,000              $ 515,000             $ 111,937              $ 826,937


NOTES: (1) LINES OF CREDIT REFLECT 100% CAPACITY.

-------------------------------------------------------------------------------------------------------------------------

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3Q02 EARNINGS RELEASE                                           OCTOBER 15, 2002
--------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------


       INVESTMENT ACTIVITY ($000'S)                                                                             EXHIBIT 9
       ----------------------------

                                                       Three Months Ended                      Nine Months Ended
                                                       September 30, 2002                      September 30, 2002
                                             ----------------------------------       ----------------------------------
       FUNDING BY INVESTMENT TYPE
         Real Property                               $  85,811           82%                  $ 292,742           89%
         Mortgage & Other Loans                         18,286           17%                     35,660           10%
         Subdebt Investments                               718            1%                      1,830            1%
                                             ----------------------------------       ----------------------------------
         Total                                       $ 104,815          100%                  $ 330,232          100%

       REAL ESTATE INVESTMENTS
         Assisted Living Facilities                  $  22,490           21%                  $ 157,539           48%
         Skilled Nursing Facilities                     74,353           71%                    156,120           47%
         Specialty Care Facilities                       7,972            8%                     16,573            5%
                                             ----------------------------------       ----------------------------------
         Total                                       $ 104,815          100%                  $ 330,232          100%

-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------

       GEOGRAPHIC CONCENTRATION ($000'S)                                                                      EXHIBIT 10
       ---------------------------------

       CONCENTRATION BY REGION                   # Properties                Investment                % Investment
                                          -----------------------     ----------------------      ----------------------
         South                                       129                     $   640,925                     43%
         Northeast                                    38                         351,852                     24%
         West                                         33                         247,647                     17%
         Midwest                                      37                         232,932                     16%
                                          -----------------------     ----------------------      ----------------------
         Total                                       237                     $ 1,473,356                    100%

       CONCENTRATION BY STATE                    # Properties                Investment                % Investment
                                          -----------------------     ----------------------      ----------------------
         Massachusetts                                17                     $   187,920                     13%
         Florida                                      31                         153,272                     10%
         Texas                                        32                         120,971                      8%
         Ohio                                         13                         103,520                      7%
         California                                   10                          85,186                      6%
         Remaining States                            134                         822,487                     56%
                                          -----------------------     ----------------------      ----------------------
         Total                                       237                     $ 1,473,356                    100%

       REVENUE BY STATE (1)                      # Properties                Revenue (1)                 % Revenue
                                          -----------------------     ----------------------      ----------------------
         Florida                                      31                     $    14,489                     12%
         Massachusetts                                17                          14,594                     12%
         Texas                                        32                           9,920                      8%
         Ohio                                         13                           9,365                      8%
         North Carolina                                9                           7,050                      5%
         Remaining States                            135                          66,584                     55%
                                          -----------------------     ----------------------      ----------------------
         Total                                       237                     $   122,002                    100%


NOTES: (1) NINE MONTHS ENDED SEPTEMBER 30, 2002.
------------------------------------------------------------------------------------------------------------------------

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--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------

       FUNDS FROM OPERATIONS COMPUTATION ($000'S)                                                             EXHIBIT 11
      --------------------------------------------

                                                                  Three Months Ended               Nine Months Ended
                                                                  September 30, 2002              September 30, 2002
                                                              -------------------------       -------------------------

       Net Income Available to Common Stockholders                       $ 16,885                        $ 42,888
       Add:       Depreciation Expense                                     10,158                          27,916
                  Depreciation Expense-Discontinued Ops                        60                             622
                  Loss on Extinguishment                                        0                             403
                  Loss on Sale of Assets                                        0                               0
                  Asset Impairment                                              0                             550
       Deduct:    Gain on Sale of Assets                                      439                             584
                  Prepayment Fees                                               0                               0
                                                              -------------------------       -------------------------
       Funds From Operations (FFO)                                       $ 26,664                        $ 71,795

       Average Common Shares Outstanding:
                  Basic                                                    38,628                          35,695
                  Diluted                                                  39,324                          36,451

       FFO Per Common Share:
                  Basic                                                  $   0.69                        $   2.01
                  Diluted                                                    0.68                            1.97

-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------

      DISPOSITION ACTIVITY                                                                                   EXHIBIT 12
      --------------------

                                                    Three Months Ended                        Nine Months Ended
                                                    September 30, 2002                        September 30, 2002
                                            ----------------------------------       ----------------------------------
      DISPOSITIONS BY INVESTMENT TYPE
         Real Property                               $ 47,069          91%                    $ 48,423         57%
         Mortgage & Other Loans                         4,627           9%                      36,083         43%
                                                --------------     --------             ---------------     -------
         Total                                       $ 51,696         100%                    $ 84,506        100%

      REAL ESTATE INVESTMENTS

         Assisted Living Facilities                  $ 51,696         100%                    $ 84,506        100%
         Skilled Nursing Facilities                         0           0%                           0          0%
         Specialty Care Facilities                          0           0%                           0          0%
                                                --------------     --------             ---------------     -------
         Total                                       $ 51,696         100%                    $ 84,506        100%

-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------

      LEASE UP STATISTICS ON ASSISTED LIVING FACILITIES                                                     EXHIBIT 13
      -------------------------------------------------

      OCCUPANCY                             Facilities            Months in Operation    Revenue (1)    % of Revenue
                                     ----------------------------------------------------------------------------------
         00% - 50%                               4                        17             $  4,399            4%
         50% - 70%                               4                        21                2,812            2%
         70% +                                   8                        32                3,226            3%
                                     ----------------------------------------------------------------------------------
                                                16                      -na-             $ 10,437            9%

NOTES: (1) INTEREST AND RENTAL INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30,
           2002.

-----------------------------------------------------------------------------------------------------------------------

3Q02 EARNINGS RELEASE                                           OCTOBER 15, 2002
--------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------

       DISCONTINUED OPERATIONS COMPUTATION ($000'S)                                                          EXHIBIT 14
      ----------------------------------------------

                                                                 Three Months Ended               Nine Months Ended
                                                                 September 30, 2002              September 30, 2002
                                                              -------------------------       -------------------------
       REVENUES:
       Operating lease rents                                              $ 962                         $ 3,372

       EXPENSES:

       Interest expense                                                     458                             944
       Provision for depreciation                                            60                             622
                                                              -------------------------       -------------------------
       Income from discontinued
          operations, net                                                 $ 444                         $ 1,806

-----------------------------------------------------------------------------------------------------------------------



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